May 7, 2020

TO:
All Stockholders
(Addressed Individually)

SUBJECT:
Report from the President

FHLBNY to Accept Paycheck Protection Program Loans as Eligible Collateral

Earlier this month, The Wall Street Journal ran an article highlighting the importance of financial institutions’ participation in the Small Business Administration’s Paycheck Protection Program (“PPP”), a vital stimulus program aimed at helping small businesses across the nation make payroll and retain workers. And across the nation, these small businesses have turned to their local lender for assistance. As the article captured, in communities all over the country, the local lender has come to the rescue.

We see this across our District and within our membership, as well. In fact, Tioga State Bank – an FHLBNY member since 1993, located in Spencer, New York – is featured in the Wall Street Journal piece and, as the article states, its PPP loan activity will allow companies in 20 counties to retain or rehire approximately 3,500 workers. That is the real, tangible impact local lenders make in their communities every day. Across our District, members have seized on the opportunity to use PPP loans to help support their neighbors – cherished longtime clients and first-time customers alike. We have even seen our members repurpose staff to handle the influx of applicants.

The local lender is essential to every community across our District, and we are proud to support our members’ efforts to support these communities amid this crisis. On April 23, our regulator, the Federal Housing Finance Agency (“FHFA”), provided guidance regarding the Federal Home Loan Banks’ acceptance of PPP loans as collateral, subject to certain parameters. We have been focused on these loans from the moment the PPP was announced, with a number of departments across our franchise collaborating on how best to support our members’ use of this program.

I am proud to announce that, beginning today, the FHLBNY will accept PPP loans as eligible collateral from member institutions which meet certain criteria relating to the FHFA’s guidance and the FHLBNY’s own internal review processes. To determine if your institution is eligible to pledge these loans as collateral, please contact your Relationship Manager. It is our hope that by accepting this collateral, we remove some of the challenges our members may face in this area, and make it easier to keep funding flowing into the communities we all serve.

FHLBNY Announces COVID-19 Relief Program

The COVID-19 pandemic has affected virtually every community, household and person across our District, presenting unprecedented and formerly unimaginable challenges. And yet, across our District, we see our members rise to meet these challenges, doing all that you can to support your customers, neighbors and communities. We are honored to stand as a partner to our members in these efforts. On May 1, we announced our COVID-19 Relief Program, a combination of Disaster Relief Funding, charitable donations, grants and subsidized advances. We have made $1 billion in low-cost Community Investment Cash Advance Disaster Relief Funding available to members through our Community Lending Programs to help communities and customers respond to and recover from the pandemic. We have also made $5 million available through our Small Business Recovery Grant Program to provide working capital to affected businesses across the District through our members. We provided $500,000 in charitable donations to a number of organizations working on the front lines of the pandemic to help their efforts to assist vulnerable populations in our region. And later this year, when we launch our Business Development Advance, we will invest $1 million to provide zero percent funding to members lending to small businesses through the product – an investment which can be leveraged into more than $100 million in small business loans.

A Strong Partner

On April 28, we announced our results for the first quarter of 2020. March was, of course, a very challenging month, with declining interest rates and volatile funding spreads impacting our performance. Despite these challenges, we posted net income of $105 million for the quarter – a solid result in a difficult period. Most importantly, we were there when our members needed us, with advances increasing by 35 percent to record levels by quarter-end as members looked to us as a reliable source of liquidity amid a turbulent operating environment. This is what the Federal Home Loan Bank was designed to do, and it is what we commit ourselves to in our vision statement, that we will be “a balanced provider of liquidity to members in all operating environments.”

While I am certain none of us could have imagined our current operating environment, our entire team was ready for it nonetheless, providing vital liquidity to members when they needed it most. Our performance positions us to respond to the crisis, but the response itself is driven by our mission, by our culture and by our people – all of us who take pride in our ability to give back to our communities. We are honored to work alongside our members and help support these communities. Together, our cooperative provides stability in an unstable world, and we know that it is through the local lender, your partnership with the FHLBNY, and the resiliency of communities across New Jersey, New York, Puerto Rico and the U.S. Virgin Islands that we will come through this crisis.

Sincerely,

José R. González
President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC, as well as regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to revise or update publicly any forward-looking statements for any reason.